Consent of Independent Registered Public Accounting Firm

The Board of Directors

Seacoast Banking Corporation of Florida:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KMPG LLP

Miami, Florida

December 21, 2012

Certified Public Accountants